Exhibit 21.1

SUBSIDIARIES

The subsidiaries of the Company as of October 31, 2014, are as follows:

Name of Subsidiary	Jurisdiction of Incorporation

Advanced Input Devices, Inc.	Delaware
Esterline Input Devices (Shanghai) Ltd.	China
Gamesman Ltd.	England
LRE Medical GmbH	Germany
Memtron Technologies Co.	Delaware

Armtec Defense Products Co.	Delaware
Armtec Coutermeasures Co.	Delaware
Armtec Coutermeasures TNO Co.	Delaware
Wallop Defence Systems	England

Auxitrol S.A.	France
Eesterline Sensors Services Americas, Inc.	Delaware
Norwich Aero Products Ltd.	New York
Weston Aerospace Ltd.	England

CMC Electronics Incorporated	Canada
CMC Electronics Aurora LLC	Delaware

Kirkhill - TA Co.	California
Darchem Engineering Ltd.	Scotland
NMC Group, Inc.	California
Hytek Finishes Co.	Delaware

Korry Electronics Co.	Delaware
AVISTA Incorporated	Wisconsin
BVR Technologies Co.	Delaware
Eclipse Electronic Systems, Inc.	Texas
Mason Electric Co.	Delaware
Palomar Products, Inc.	Delaware
Racal Acoustics Ltd.	England

Leach International Corporation	Delaware

Leach International Europe S.A.	France

Leach International Asia Pacific Ltd.	Hong Kong

Souriau S.A.S.	France
Joslyn Sunbank Company, LLC	California
Pacific Aerospace & Electronics Inc.	Washington
Souriau Japan K.K.	Japan
Souriau USA Inc.	Delaware
Technocontact S.A.	France

The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 31, 2014.